EXHIBIT 4.1

R. J. REYNOLDS TOBACCO COMPANY

(as successor to Lorillard Tobacco Company, LLC (f/k/a Lorillard Tobacco Company))

as Successor Issuer

R.J. REYNOLDS TOBACCO HOLDINGS, INC.

(as successor to Lorillard, LLC (f/k/a Lorillard, Inc.))

as Successor Guarantor

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

SEVENTH SUPPLEMENTAL INDENTURE

Dated June 25, 2015

to Indenture dated June 23, 2009

THIS SEVENTH SUPPLEMENTAL INDENTURE (the “Seventh Supplemental Indenture”) is made the 25th day of June, 2015, among R. J. REYNOLDS TOBACCO COMPANY, a North Carolina corporation (the “Successor Issuer”), R. J. REYNOLDS TOBACCO HOLDINGS, INC., a Delaware corporation (the “Successor Guarantor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, Lorillard, LLC (f/k/a Lorillard, Inc.), a Delaware limited liability company (the “Original Guarantor”), and Lorillard Tobacco Company, LLC (f/k/a Lorillard Tobacco Company), a Delaware limited liability company (the “Original Issuer”), entered into an Indenture, dated June 23, 2009, with the Trustee (the “Original Indenture”, and as amended, supplemented or otherwise modified on or prior to the date hereof, the “Indenture”) (all capitalized terms used in this Seventh Supplemental Indenture and not otherwise defined herein have the meanings assigned to such terms in the Indenture);

WHEREAS, the Original Issuer and Original Guarantor entered into the supplemental indentures to the Original Indenture set forth in the following table (collectively, the “Issuance Supplemental Indentures”) providing for the issuance by the Original Issuer of the series of notes set forth opposite each such Issuance Supplemental Indenture under the heading “Series” in the following table (collectively, the “Notes”) guaranteed by the Original Guarantor pursuant to the Indenture and the Guarantee Agreements related to each such series of the Notes:

Issuance Supplemental Indenture	Date	Series
First	June 23, 2009	8.125% Senior Notes due June 23, 2019

Second	April 12, 2010	6.875% Senior Notes due 2020 8.125% Senior Notes due 2040

Third	August 4, 2011	3.500% Senior Notes due 2016 7.000% Senior Notes due 2041

Fourth	August 21, 2012	2.300% Senior Notes due 2017

Fifth	May 20, 2013	3.750% Senior Notes due 2023

WHEREAS, pursuant to the Sixth Supplemental Indenture dated June 12, 2015 among the Successor Issuer, the Original Issuer, the Successor Guarantor, the Original Guarantor and the Trustee, and pursuant to and in accordance with Article 8 and Section 901 of the Original Indenture, the Successor Issuer expressly assumed the obligations of the Original Issuer under each series of the Notes and the Indenture and the Successor Guarantor expressly assumed the obligations of the Original Guarantor under the Guarantee Agreements for each series of the Notes and the Indenture;

WHEREAS, Reynolds American Inc., a North Carolina corporation (“RAI”), owns, directly or indirectly, all of the issued and outstanding capital stock of the Successor Issuer and the Successor Guarantor, and has solicited consents (the “Consent Solicitations”) from eligible Holders of each series of the Notes to certain proposed amendments to the Indenture (the “Proposed Indenture Amendments”) as set forth herein, pursuant to the terms of RAI’s Offer to Exchange and Consent Solicitation Statement dated June 11, 2015 (the “Offer to Exchange”);

WHEREAS, pursuant to Section 902 of the Indenture, with the consent of the Holders of more than 50% in aggregate principal amount of the outstanding Notes of each series listed above (the “Requisite Consents”), the Successor Issuer, the Successor Guarantor and the Trustee may enter into a supplemental indenture for the purpose of adopting the Proposed Indenture Amendments with respect to each such series;

WHEREAS, pursuant to the Consent Solicitations, the Requisite Consents to the adoption of the Proposed Indenture Amendments have been obtained with respect to each series of Notes;

WHEREAS, the entry into this Seventh Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Original Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Seventh Supplemental Indenture and to make it a valid and binding obligation of the Successor Issuer and Successor Guarantor have been done or performed.

NOW, THEREFORE, THIS SEVENTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the foregoing premises, it is mutually covenanted and agreed as follows:

Section 1. Deletions from Indenture. The text of the following articles and sections of the Indenture (in the case of each outstanding series of Notes, as amended with respect to such series pursuant to the corresponding Issuance Supplemental Indenture) is hereby deleted from the Indenture:

Article Eight	Consolidation, Merger, Conveyance or Transfer
Section 1004	Payment of Taxes and Other Claims
Section 1006	Corporate Existence
Section 1007	Limitations on Liens
Section 1008	Sale and Leaseback Transactions

In addition, the text set forth in Sections 501(4) and (6) of the Indenture (in the case of each outstanding series of Notes, as amended with respect to such series pursuant to the corresponding Issuance Supplemental Indenture) is hereby deleted from the Indenture.

In place of the deleted text of the foregoing articles, sections and clauses, the following text is hereby inserted immediately after the section, article or clause number: “[Reserved].”

In addition, the text set forth in the second sentence of Section 704(1) of the Indenture is hereby deleted from the Indenture.

Any and all references to the foregoing deleted articles, sections, clauses and sentences and any and all obligations thereunder related solely to such deleted articles, sections, clauses and sentences throughout the Indenture are of no further force or effect. All definitions in the Indenture which are used exclusively in the foregoing deleted articles, sections, clauses and sentences are of no further force or effect.

Section 2. Amendments to Section 501. The first paragraph of the definition of “Event of Default” set forth in Section 501 of the Indenture (in the case of each outstanding series of Notes, as amended with respect to such series pursuant to the corresponding Issuance Supplemental Indenture) is hereby deleted and replaced in its entirety with the following:

“‘Event of Default’ wherever used herein with respect to the Notes means any one of the following events and such other events as may be established with respect to the Notes as contemplated by Section 301 (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body); provided, however, no failure to comply with Section 1011 shall constitute a default or Event of Default if the purported noncompliance is in connection with the Lorillard Merger, the Lorillard Tobacco Merger or any transactions related to, arising out of or undertaken in connection therewith:

In addition, Section 501(5) of the Indenture (in the case of each outstanding series of Notes, as amended with respect to such series pursuant to the corresponding Issuance Supplemental Indenture) is hereby deleted and replaced in its entirety with the following:

“(5) an involuntary case or other proceeding shall be commenced against the Company with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or any substantial part of its property; and such case or other proceeding (A) results in the entry of an order for relief or a similar order against it, unless the Company consents to the entry of such order, or (B) shall continue unstayed and in effect for a period of 60 consecutive days, unless the Company consents to the continuation of such case or proceeding; or”

In addition, Section 501(7) of the Indenture (in the case of each outstanding series of Notes, as amended with respect to such series pursuant to the corresponding Issuance Supplemental Indenture) is hereby deleted and replaced in its entirety with the following:

“(7) an involuntary case or other proceeding shall be commenced against the Guarantor with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or any substantial part of its property; and such case or other proceeding (A) results in the entry of an order for relief or a similar order against it, unless the Guarantor consents to the entry of such order, or (B) shall continue unstayed and in effect for a period of 60 consecutive days, unless the Guarantor consents to the continuation of such case or proceeding; or”

Section 3. Amendments to Section 101. The last paragraph in the definition of the term “Change of Control” set forth in Section 101 of the Indenture (in the case of each outstanding series of Notes, as amended with respect to such series pursuant to the corresponding Issuance Supplemental Indenture) is hereby deleted and replaced in its entirety with the following:

“Notwithstanding the foregoing (a) none of the Lorillard Merger, the Lorillard Tobacco Merger or any transactions related to, arising out of or undertaken in connection therewith shall constitute or result in a Change of Control and (b) a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. For the avoidance of doubt, the term “holding company” as used in the preceding sentence shall specifically include (1) RAI, in the case of the Lorillard Merger, and (ii) RAI and RJR, in the case of the RJR Contribution. Further, for the avoidance of doubt, the Company shall not be obligated to comply with Section 1011 of the Indenture in connection with the Lorillard Merger, the Lorillard Tobacco Merger or any transactions related to, arising out of or undertaken in connection therewith.”

In addition, the following definitions are hereby added to Section 101 of the Indenture (in the case of each outstanding series of Notes, as amended with respect to such series pursuant to the corresponding Issuance Supplemental Indenture):

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on June 25, 2015 or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment, or with the approval of the Company’s sole shareholder.

“Lorillard” means Lorillard, LLC, a Delaware limited liability company (f/k/a Lorillard, Inc.).

“Lorillard Merger” means the merger of Lantern Acquisition Co., a Delaware corporation and a direct, wholly owned subsidiary of RAI, with and into Lorillard, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger dated as of July 14, 2014, as amended, by and among Lorillard, RAI and Lantern Acquisition Co. on June 12, 2015.

“Lorillard Tobacco” means Lorillard Tobacco Company, LLC, a Delaware limited liability company (f/k/a Lorillard Tobacco Company).

“Lorillard Tobacco Merger” means the merger of Lorillard Tobacco into RJRT on June 12, 2015 following the completion of the Lorillard Merger.

“RAI” means Reynolds American Inc., a North Carolina corporation.

“RJR” means R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation and a direct, wholly owned subsidiary of RAI.

“RJR Contribution” means RAI’s contribution of all of the outstanding capital stock of Lorillard to RJR on June 12, 2015 following the completion of the Lorillard Merger and prior to the Lorillard Tobacco Merger.

“RJRT” means R. J. Reynolds Tobacco Company, a North Carolina corporation and an indirect, wholly owned subsidiary of RAI.

Section 4. Securities. Each Global Security representing the Notes, with effect on and from the date hereof and subject to becoming operative as provided herein, shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Global Security consistent with the terms of the Indenture after giving effect to the amendments set forth in Sections 1, 2 and 3 hereof.

Section 6. Trustee. The recitals and statements in this Seventh Supplemental Indenture are made by the Successor Issuer and the Successor Guarantor only and not by the Trustee, and the Trustee makes no representation as to the validity or sufficiency of this Seventh Supplemental Indenture (other than with respect to the due authorization, execution and delivery of this Seventh Supplemental Indenture by the Trustee). All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of each series of the Notes and of this Seventh Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 7. Ratification of Indenture; Seventh Supplemental Indenture Part of Indenture. As amended and supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Original Indenture, as supplemented prior to the date hereof, and this Seventh Supplemental Indenture shall be read, taken and construed as one and the same instrument and all references to “Securities” in the Original Indenture shall be deemed to refer also to the Notes unless the context otherwise provides.

Section 8. Governing Law. This Seventh Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9. Conflicts. In the event of a conflict between the terms and conditions of the Original Indenture, as supplemented prior to the date hereof, and the terms and conditions of this Seventh Supplemental Indenture, then the terms and conditions of this Seventh Supplemental Indenture shall prevail; provided that if and to the extent that any provision of this Seventh Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included herein or in the Indenture by the Trust Indenture Act, such required provision shall control.

Section 10. Successors. All covenants and agreements in this Seventh Supplemental Indenture by the parties shall bind their respective successors and assigns, whether so expressed or not.

Section 11. Severability. In case any provision in this Seventh Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby. In case any amendment of the Indenture effected hereby that purports to apply to all Holders of outstanding Notes of an affected series is subsequently held to be unenforceable against Holders who did not consent to such amendment, such amendment shall nevertheless be enforceable against all Holders who did consent to such amendment, and the validity, legality and enforceability of the remaining amendments that may be enforced against all Holders of outstanding Notes of an affected series upon the receipt of the Requisite Consents with respect to such series shall not in any way be affected or impaired hereby.

Section 12. Third Parties. Nothing in this Seventh Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture, any benefit or any legal or equitable right, remedy or claim under this Seventh Supplemental Indenture.

Section 13. Counterparts. This Seventh Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 14. Headings. The headings of the sections in this Seventh Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 15. Effectiveness; Operativeness. This Seventh Supplemental Indenture shall become effective upon the due execution and delivery of this Seventh Supplemental Indenture by the Successor Issuer, the Successor Guarantor and the Trustee. The Proposed Indenture Amendments set forth in Sections 1, 2 and 3 of this Seventh Supplemental Indenture shall become operative when RAI shall have accepted and exchanged and/or paid for the Notes validly tendered and not validly withdrawn in the exchange offers contemplated by the Offer to Exchange, provided, that the Proposed Indenture Amendments shall not become operative with respect to any series of Notes if the Requisite Consents with respect to such series do not remain validly delivered at such time.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture dated June 25, 2015 to be duly executed.

R. J. REYNOLDS TOBACCO COMPANY, Successor Issuer

By:	/s/ Daniel A. Fawley
Name: Daniel A. Fawley
Title: Treasurer

R.J. REYNOLDS TOBACCO HOLDINGS, INC., Successor Guarantor

By:	/s/ Daniel A. Fawley
Name: Daniel A. Fawley
Title: Senior Vice President and Treasurer

Signature Page to Seventh Supplemental Indenture to Indenture dated June 23, 2009

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., Trustee

By:	/s/ Richard Tarnas
Name: Richard Tarnas
Title: Vice President

Signature Page to Seventh Supplemental Indenture to Indenture dated June 23, 2009